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EXHIBIT 3.6

      CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                                OF
                     WINDSTAR RESOURCES, INC.
                      An Arizona Corporation

     WINDSTAR RESOURCES, INC., a corporation formed under the Arizona Corporate Code of the State of Arizona.

     The undersigned, the President and the Secretary of WindStar Resources, Inc. Certify that at a shareholders meeting held on April 15, 1998, and which was called for the purpose of amending the Articles of Incorporation of WindStar Resources, Inc., an appropriate majority of the holders of shares of each class entitled to vote authorized the following amendment of Articles V, Authorized Capital, of the Articles of Incorporation:

          The number of shares which the Corporation shall have authority to issue is 50,000,000 shares of common stock having a par value of $0.0001 per share and 10,000,000 shares of preferred stock, having a par value of $0.0001 per share. There shall be no other classes or shares of stock in the Corporation. The Corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer and dispose of its own shares, to the extent of both its restricted and unreserved capital surplus.

     Dated this 15th day of April, 1998.

                              WindStar Resources, Inc.

                              By:  /s/ Fred R.  Schmid
                                   Fred R.  Schmid, President

                              By:  /s/ Richard G.  Steeves
                                   Richard G.  Steeves, Secretary